Exhibit 12

Statement Regarding Computation of Ratios

The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income from continuing operations before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated below. The computations of other ratios are evident from the information presented in this Form 10-K and the Corporation’s 2003 Annual Report.

Bank One Corporation and Subsidiaries
Computations of Consolidated Ratios of Earnings to Fixed Charges

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
(In millions, except ratios)	2003	2002	2001	2000(1)	1999
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations	$4,390	$4,702	$3,748	$(1,119)	$4,932
Earnings from unconsolidated entities under the equity method of accounting	140	91	(80)	(129)	(47)
Fixed charges, excluding capitalized interest	2,585	2,720	3,867	5,198	3,719

Adjusted pretax earnings base	7,115	7,513	7,535	3,950	8,604

Interest, excluding interest on deposits	2,481	2,621	3,771	5,105	3,622
Rental factor	104	99	96	93	97
Capitalized interest	2	1	4	9	2

Fixed charges	2,587	2,721	3,871	5,207	3,721

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	2.8x	2.8x	1.9x	0.8x	2.3x

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations	$4,390	$4,702	$3,748	$(1,119)	$4,932
Earnings from unconsolidated entities under the equity method of accounting	140	91	(80)	(129)	(47)
Fixed charges, excluding capitalized interest	4,616	5,431	8,748	11,322	8,357

Adjusted pretax earnings base	9,146	10,224	12,416	10,074	13,242

Interest, including interest on deposits	4,512	5,332	8,652	11,229	8,260
Rental factor	104	99	96	93	97
Capitalized interest	2	1	4	9	2

Fixed charges	4,618	5,432	8,752	11,331	8,359

Consolidated ratios of earnings to fixed charges, including interest on deposits	2.0x	1.9x	1.4x	0.9x	1.6x

(1) Results for the year ended December 31, 2000 were insufficient to cover fixed charges. The coverage deficiency was approximately $1.3 billion.